EXHIBIT 99

EXHIBIT 99

BB&T CORPORATION

2004 STOCK INCENTIVE PLAN

BB&T CORPORATION

2004 STOCK INCENTIVE PLAN

ARTICLE I

DEFINITIONS

          In addition to other terms defined herein, the following terms shall have the meanings given below:

1.01. Administrator shall mean the Board, and, upon its delegation of all or part of its authority to administer the Plan to the Committee, the Committee.

1.02. Affiliate means any parent corporation or subsidiary corporation of BB&T, as such terms are defined under Section 424(e) and (f) of the Code, and also includes any other business entity which is controlled by, under common control with or controls BB&T; provided, however, that the term “Affiliate” shall be construed in a manner in accordance with the registration provisions of applicable federal securities laws.

1.03. Agreement means an agreement (which may be in written or electronic form, in the Administrator’s discretion, and which includes any amendment or supplement thereto) between BB&T and a Participant specifying the terms, conditions and restrictions of an Award granted to the Participant. An Agreement may also state such other terms, conditions and restrictions, including but not limited to terms, conditions and restrictions applicable to shares subject to an Award, as may be established by the Administrator.

1.04. Award means, individually or collectively, a grant under the Plan of an Option (including an Incentive Option or a Nonqualified Option), a Stock Appreciation Right (including a Related SAR or a Freestanding SAR), a Restricted Award (including a Restricted Stock Award or a Restricted Unit Award), a Performance Award (including a Performance Share Award or a Performance Unit Award), a Phantom Stock Award, or any other award granted under the Plan.

1.05. BB&T means BB&T Corporation or any successor thereto.

1.06. Board means the Board of Directors of BB&T.

1.07. Code means the Internal Revenue Code of 1986, as amended.

1.08. Committee means the Compensation Committee of the Board appointed to administer the Plan.

1.09. Common Stock means the common stock of BB&T Corporation, $5.00 par value.

1.10. Covered Employee shall have the meaning given the term in Section 162(m) of the Code and related regulations.

1.11. Director means a member of the Board of Directors of BB&T or an Affiliate.

1.12. Disability means a disability as determined by the Administrator in accordance with standards and procedures similar to those under BB&T’s long-term disability plan.

1.13. Displacement shall have the meaning ascribed to the term in any employment agreement, consulting agreement or other similar agreement, if any, to which the Participant is a party, or, if no such agreement applies, “displacement” shall mean the termination of the Participant’s employment or service due to the elimination of the Participant’s job or position without fault on the part of the Participant (as determined by the Administrator).

1.14. Employee means any person who is an employee of BB&T or any Affiliate (including entities which become Affiliates after the Effective Date of the Plan); provided, however, that with respect to Incentive Options, “Employee” means any person who is considered an employee of BB&T or any parent corporation or subsidiary corporation for purposes of Prop. Treas. Reg. Section 1.421-1(h) (or any successor provision related thereto).

1.15. Exchange Act means the Securities Exchange Act of 1934, as amended.

1.16. Fair Market Value per share of the Common Stock shall be established in good faith by the Administrator and, except as may otherwise be determined by the Administrator, the Fair Market Value shall be determined in accordance with the following provisions: (A) if the shares of Common Stock are listed for trading on the New York Stock Exchange or the American Stock Exchange, the Fair Market Value shall be the closing sales price per share of the shares on the New York Stock Exchange or the American Stock Exchange (as applicable) on the date immediately preceding the date an Option is granted or other determination is made (each, a “valuation date”), or, if there is no transaction on such date, then on the trading date nearest preceding the valuation date for which closing price information is available, and, provided further, if the shares are quoted on the Nasdaq National Market or the Nasdaq SmallCap Market of the Nasdaq Stock Market but are not listed for trading on the New York Stock Exchange or the American Stock Exchange, the Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system on the date immediately or nearest preceding the valuation date for which such information is available; or (B) if the shares of Common Stock are not listed or reported in any of the foregoing, then the Fair Market Value shall be determined by the Administrator in accordance with the applicable provisions of Section 20.2031-2 of the Federal Estate Tax Regulations, or in any other manner consistent with the Code and accompanying regulations.

1.17. Freestanding SAR means an SAR that is granted without relation to an Option, as provided in Article VII.

1.18. Incentive Option means an Option that is designated by the Administrator as an Incentive Option and intended to meet the requirements of incentive stock options under Code Section 422 and related regulations.

1.19. Independent Contractor means an independent contractor, consultant or advisor providing services to BB&T or an Affiliate.

1.20. Nonqualified Option means an Option that is not intended to qualify as an incentive stock option under Code Section 422 and related regulations.

1.21. Option means a stock option granted under Article VI that entitles the holder to purchase from BB&T a stated number of shares of Common Stock at the price set forth in an Agreement.

1.22. Participant means an individual employed by, or providing services to, BB&T or an Affiliate who satisfies the requirements of Article IV and is selected by the Administrator to receive an Award under the Plan.

1.23. Performance Award means a Performance Share Award and/or a Performance Unit Award, as provided in Article IX.

1.24. Performance Measures mean one or more performance factors which may be established by the Administrator with respect to an Award. Performance factors may be based on such corporate, business unit or division and/or individual performance factors and criteria as the Administrator in its discretion may deem appropriate; provided, however, that, such performance factors shall be limited to one or more of the following (as determined by the Administrator in its discretion): (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on shareholders’ equity; (vii) return on investment; (viii) return on capital; (ix) improvements in capital structure; (x) expense management; (xi) profitability of an identifiable business unit or product; (xii) maintenance or improvement of profit margins; (xiii) stock price or total shareholder return; (xiv) market share; (xv) revenues or sales; (xvi) costs; (xvii) cash flow; (xviii) working capital; (xix) return on assets; (xx) economic wealth created; (xxi) strategic business criteria; and (xxii) efficiency ratio(s). Such performance factors may include or exclude extraordinary items, as determined by the Administrator.

1.25. Performance Share means an Award granted under Article IX, in an amount determined by the Administrator and specified in an Agreement, stated with reference to a specified number of shares of Common Stock, that entitles the holder to receive shares of Common Stock, a cash payment or a combination of Common Stock and cash (as determined by the Administrator), subject to the terms of the Plan and the terms and conditions established by the Administrator.

1.26. Performance Unit means an Award granted under Article IX, in an amount determined by the Administrator and specified in an Agreement, that entitles the holder to receive Shares of Common Stock, a cash payment or a combination of Common Stock and cash (as determined by the Administrator), subject to the terms of the Plan and the terms and conditions established by the Administrator.

1.27. Phantom Stock Award means an Award granted under Article X entitling a Participant to a payment in cash, shares of Common Stock or a combination of cash and Common Stock (as determined by the Administrator), following the completion of the applicable vesting period and compliance with the terms of the Plan and other terms and conditions established by the Administrator. The unit value of a Phantom Stock Award shall be based on the Fair Market Value of a share of Common Stock.

1.28. Plan means the BB&T Corporation 2004 Stock Incentive Plan, as it may be hereafter amended and/or restated.

1.29. Related SAR means an SAR granted under Article VII that is granted in relation to a particular Option and that can be exercised only upon the surrender to BB&T, unexercised, of that portion of the Option to which the SAR relates.

1.30. Restricted Award means a Restricted Stock Award and/or a Restricted Stock Unit Award, as provided in Article VIII.

1.31. Restricted Stock Award means shares of Common Stock awarded to a Participant under Article VIII. Shares of Common Stock subject to a Restricted Stock Award shall cease to be restricted when, in accordance with the terms of the Plan and the terms and conditions established by the Administrator, the shares vest and become transferable and free of substantial risks of forfeiture.

1.32. Restricted Stock Unit means a Restricted Award granted to a Participant pursuant to Article VIII herein which is settled (i) by the delivery of one share of Common Stock for each Restricted Stock Unit, (ii) in cash in an amount equal to the Fair Market Value of one share of Common Stock for each Restricted Stock Unit, or (iii) in a combination of cash and Shares equal to the Fair Market Value of one share of Common Stock for each Restricted Stock Unit, as determined by the Administrator. A Restricted Stock Unit Award represents the promise of BB&T to deliver shares, cash or a combination thereof, as applicable, at the end of the Restriction Period (or such later date as may be determined by the Administrator), subject to compliance with the terms of the Plan and the terms and conditions established by the Administrator.

1.33. Retirement means, unless the Administrator determines otherwise, that a Participant has separated from service on or after his earliest early retirement date established under a tax-qualified pension or profit sharing plan maintained by BB&T or an Affiliate in which he participates.

1.34. SAR means a stock appreciation right granted under Article VII herein entitling the Participant to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess of the Fair Market Value on the date of exercise over the SAR base price, subject to the terms of the Plan and any other terms and conditions established by the Administrator. References to “SARs” include both Related SARs and Freestanding SARs, unless the context requires otherwise.

1.35. Securities Act means the Securities Act of 1933, as amended.

ARTICLE II

PURPOSES

          The Plan is intended to assist BB&T in recruiting and retaining Employees, Directors and Independent Contractors of BB&T and its Affiliates with ability and initiative by enabling eligible individuals to contribute to and participate in BB&T’s future success and to associate their interests with those of BB&T and its shareholders. In furtherance of this purpose, the Plan authorizes the grant of Awards, including Options (including Incentive Options and Nonqualified Options), SARs (including Related SARs and Freestanding SARs), Restricted Awards (including Restricted Stock Awards and Restricted Stock Units), Performance Awards (including Performance Share Awards and Performance Unit Awards), and Phantom Stock Awards, to selected eligible individuals. The proceeds received by BB&T from the sale of Common Stock pursuant to this Plan shall be used for general corporate purposes.

ARTICLE III

ADMINISTRATION

3.01. General. The Plan shall be administered by the Board of BB&T or, upon its delegation, by the Committee. Unless the Board determines otherwise, the Committee shall be comprised solely of two or more “non-employee directors,” as such term is defined in Rule 16b-3 under the Exchange Act, or as may otherwise be permitted under Rule 16b-3. Further, to the extent required by Section 162(m) of the Code or related regulations, the Plan shall be administered by a committee comprised of two or more “outside directors” (as such term is defined in Section 162(m) or related regulations) or as may otherwise be permitted under Section 162(m) and related regulations. For the purposes herein, the term “Administrator” shall refer to the Board and, upon its delegation to the Committee of all or part of its authority to administer the Plan, to the Committee. Notwithstanding the foregoing, the Board shall have sole authority to grant Awards to Directors who are not Employees of BB&T or its Affiliates.

3.02. Authority of Administrator. Subject to the provisions of the Plan, the Administrator shall have full and final authority in its discretion to take any action with respect to the Plan including, without limitation, the authority (i) to determine all matters relating to Awards, including selection of individuals to be granted Awards, the types of Awards, the number of shares of the Common Stock, if any, subject to an Award, and all terms, conditions, restrictions and limitations of an Award; (ii) to prescribe the form or forms of the Agreements evidencing any Awards granted under the Plan; (iii) to establish, amend and rescind rules and regulations for the administration of the Plan; and (iv) to construe and interpret the Plan, Awards and Agreements made under the Plan, to interpret rules and regulations for administering the Plan and to make all other determinations deemed necessary or advisable for administering the Plan. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision made, or action taken, by the Administrator in connection with the administration of this Plan shall be final and conclusive. The Administrator shall also have authority, in its sole discretion, to accelerate the date that any Award which was not otherwise exercisable, vested or earned shall become exercisable, vested or earned in whole or in part without any obligation to accelerate such date with respect to any other Award granted to any recipient. The Administrator also may in its sole discretion modify or extend the terms and conditions for exercise, vesting or earning of an Award. The Administrator may specify in an Agreement that a Participant’s rights, payments and/or benefits with respect to an Award (including but not limited to any shares issued or issuable and/or cash paid or payable with respect to an Award) shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, violation of BB&T or Affiliate policies, breach of non-solicitation, noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is determined by the Administrator to be detrimental to the business or reputation of BB&T or any Affiliate. In addition, the Administrator shall have the authority and discretion to establish terms and conditions of Awards (including but not limited to the establishment of subplans) as the Administrator determines to be necessary or appropriate to conform to the applicable requirements or practices of jurisdictions outside of the United States. In addition to action by meeting in accordance with applicable laws, any action of the Administrator with respect to the Plan may be taken by a written instrument signed by all of the members of the Board or Committee, as appropriate, and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. No member of the Board or Committee, as applicable, shall be liable for any action or determination made in good faith with respect to the Plan, an Award or an Agreement. The members of the Board or Committee, as applicable, shall be entitled to indemnification and reimbursement in the manner provided in BB&T’s articles of incorporation or bylaws or pursuant to applicable law. All expenses of administering this Plan shall be borne by BB&T.

3.03. Delegation of Authority. Notwithstanding the other provisions of Article III, the Administrator may delegate to a subcommittee of the Committee or one or more senior executive officers of BB&T the authority to grant Awards, and to make any or all of the determinations reserved for the Administrator in the Plan and summarized in Section 3.02 herein with respect to such Awards (subject to any restrictions imposed by applicable laws, rules and regulations and such terms and conditions as may be established by the Administrator); provided, however, that, to the extent required by Section 16 of the Exchange Act or Section 162(m) of the Code, the Participant, at the time of said grant or other determination, (i) is not deemed to be an officer or director of BB&T within the meaning of Section 16 of the Exchange Act; and (ii) is not deemed to be a Covered Employee. To the extent that the Administrator has delegated authority to grant Awards pursuant to this Section 3.03 to a subcommittee of the Committee or to one or more senior executive officers of BB&T, references to the Administrator shall include references to such subcommittee or such senior executive officer or officers, subject, however, to the requirements of the Plan, Rule 16b-3, Section 162(m) of the Code and other applicable laws, rules and regulations. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

ARTICLE IV

PARTICIPATION

4.01. General. An Award may be granted only to an individual who satisfies all of the following eligibility requirements on the date the Award is granted:

          (a) The individual is either (i) an Employee of BB&T or an Affiliate, (ii) a Director of BB&T or an Affiliate, or (iii) an independent contractor providing services to BB&T or an Affiliate.

          (b) With respect to the grant of Incentive Options, the individual is otherwise eligible to participate under Article IV herein, is an Employee of BB&T or a parent corporation or subsidiary corporation and does not own, immediately before the time that the Incentive Option is granted, stock possessing more than 10% of the total combined voting power of all classes of stock of BB&T (or a parent or subsidiary corporation). Notwithstanding the foregoing, an Employee who owns more than 10% of the total combined voting power of BB&T (or a parent or subsidiary corporation) may be granted an Incentive Option if the Option Price is at least 110% of the Fair Market Value of the Common Stock, and the Option Period (as defined in Section 6.03 herein) does not exceed five years. For this purpose, an individual will be deemed to own stock which is attributable to him under Section 424(d) of the Code.

          (c) With respect to the grant of substitute awards or assumption of awards in connection with a merger, consolidation, acquisition, reorganization or other transaction involving BB&T or an Affiliate, the Administrator may grant Awards to non-employees upon such terms and conditions as it determines to be appropriate, provided that the recipient is otherwise eligible to receive the Award and the terms of the Award are consistent with the Plan and applicable laws, rules and regulations (including, to the extent necessary, the federal securities laws registration provisions and Section 424(a) of the Code).

          (d) The individual, being otherwise eligible under this Section 4.01, is selected by the Administrator as a Participant in the Plan.

4.02. Grants; Award Agreements. The Administrator will designate individuals to whom Awards are to be made and will specify the number of shares of Common Stock, if any, subject to each Award and the other terms and conditions of Awards. Each Award granted under the Plan shall be evidenced by an Agreement which shall contain such terms, conditions and restrictions as may be determined by the Administrator, subject to the terms of the Plan.

ARTICLE V

SHARES SUBJECT TO PLAN AND AWARD LIMITATIONS

5.01. Shares Available for Awards. Subject to adjustments as provided in Section 5.03, the aggregate number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall not exceed 25,000,000 shares of Common Stock. Shares delivered under the Plan shall be authorized but unissued shares or shares purchased on the open market or by private purchase. BB&T hereby reserves sufficient authorized shares of Common Stock to meet the grant of Awards hereunder. Notwithstanding any provision herein to the contrary, each of the following limitations shall apply to Awards granted under the Plan, in each case subject to adjustments pursuant to Section 5.03:

          (a) The maximum number of shares of Common Stock that may be issued under the Plan pursuant to the grant of Incentive Options shall not exceed 25,000,000 shares;

          (b) The maximum number of shares of Common Stock that may be issued under the Plan pursuant to Restricted Awards shall be 5,000,000 shares;

          (c) In any calendar year, no Participant may be granted Options and SARs that are not related to an Option for more than 500,000 shares of Common Stock;

          (d) In any calendar year, no Participant may receive shares of Common Stock pursuant to the grant of any Awards made under the Plan for more than a total of 500,000 shares of Common Stock; and

          (e) In any calendar year, no Participant may receive Awards under the Plan paid in cash having an aggregate dollar value in excess of $5,000,000.

(For purposes of Section 5.01(c) and (d), an Option and Related SAR shall be treated as a single Award.)

5.02. Shares not subject to limitations. The following will not be applied to the share limitations of Section 5.01 above: (i) dividends, including dividends paid in shares, or dividend equivalents paid in cash in connection with outstanding Awards; (ii) Awards which are settled in cash rather than the issuance of shares; (iii) any shares subject to an Award under the Plan which Award is forfeited, cancelled, terminated, expires or lapses for any reason without the issuance of shares underlying the Award; and (iv) any shares surrendered by a Participant or withheld by BB&T to pay the option or purchase price for an Award or used to satisfy any tax withholding requirement in connection with the exercise, vesting or earning of an Award if, in accordance with the terms of the Plan, a Participant pays such option or purchase price or satisfies such tax withholding by either tendering previously owned shares or having BB&T withhold shares.

5.03. Adjustments. If there is any change in the outstanding shares of Common Stock because of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, combination or reclassification of the Common Stock, or if there is a similar change in the capital stock structure of BB&T affecting the Common Stock, the number of shares of Common Stock reserved for issuance under the Plan shall be correspondingly adjusted, and the Administrator shall make such adjustments to the terms of Awards and to any provisions of this Plan as the Administrator deems equitable to prevent dilution or enlargement of Awards or as may otherwise be advisable. Notwithstanding the foregoing, unless the Administrator determines otherwise, the issuance by BB&T of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of BB&T convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards.

ARTICLE VI

OPTIONS

6.01. Grant of Options. Subject to the terms of the Plan, the Administrator may in its sole and absolute discretion grant Options to such eligible individuals in such numbers, subject to such terms and conditions, and at such times as the Administrator shall determine. Both Incentive Options and Nonqualified Options may be granted under the Plan, as determined by the Administrator; provided, however, that Incentive Options may only be granted to Employees of BB&T or a parent or subsidiary corporation. To the extent that an Option is designated as an Incentive Option but does not qualify as such under Section 422 of the Code, the Option (or portion thereof) shall be treated as a Nonqualified Option. An Option may be granted with or without a Related SAR.

6.02. Option Price. The price per share at which an Option may be exercised (the “Option Price”) shall be established by the Administrator and stated in the Agreement evidencing the grant of the Option; provided, that (i) the Option Price of an Option shall be no less than the Fair Market Value per share of the Common Stock on the date the Option is granted (or 110% of the Fair Market Value with respect to Incentive Options granted to an Employee who owns stock possessing more than 10% of the total voting power of all classes of stock of BB&T (or a parent or subsidiary corporation), as provided in Section 4.01(b) herein); and (ii) in no event shall the Option Price per share of any Option be less than the par value per share of the Common Stock.

6.03. Option Period; Exercise of Options. The term of an Option (the “Option Period”) shall be determined by the Administrator at the time the Option is granted, shall be stated in the Agreement and shall not extend more than 10 years from the date on which the Option is granted (or five years with respect to Incentive Options granted to an Employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of BB&T or a parent or subsidiary corporation, as provided in Section 4.01(b) herein). Any Option or portion thereof not exercised before expiration of the Option Period shall terminate.

6.04. Exercise of Options.

          (a) The period or periods during which, and conditions pursuant to which, an Option may become exercisable shall be determined by the Administrator in its discretion, subject to the terms of the Plan. An Option granted under this Plan that is exercisable may be exercised with respect to any number of whole shares less than the full number of whole shares for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to remaining shares subject to the Option or Related SAR.

          (b) An Option that is exercisable may be exercised by giving written notice to BB&T in form acceptable to the Administrator at such place and subject to such conditions as may be established by the Administrator or its designee. Such notice shall specify the number of shares to be purchased pursuant to an Option and the aggregate purchase price to be paid therefor and shall be accompanied by payment of such purchase price. The date of exercise shall be the date on which BB&T has received both the notice of exercise and payment of the purchase price (except as may be otherwise determined by the Administrator for option exercises made pursuant to Section 6.05(c)).

          (c) To the extent required under Section 422 of the Code, in no event shall there first become exercisable by an Employee in any one calendar year Incentive Options granted by BB&T (or any parent or subsidiary corporation) with respect to shares having an aggregate Fair Market Value (determined at the time an Incentive Option is granted) greater than $100,000.

6.05. Payment. Unless an Agreement provides otherwise, payment upon exercise of an Option shall be in the form of cash or cash equivalent; provided that, where permitted by the Administrator and applicable laws, rules and regulations, payment may also be made:

           (a) By delivery (by either actual delivery or attestation) of shares of Common Stock owned by the Participant for a time period determined by the Administrator and otherwise acceptable to the Administrator;

          (b) By shares of Common Stock withheld upon exercise;

          (c) By delivery of written notice of exercise to BB&T and delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to BB&T the amount of sale or loan proceeds to pay the Option Price;

          (d) By such other payment methods as may be approved by the Administrator and which are acceptable under applicable law; or

          (e) By any combination of the foregoing methods.

Shares tendered or withheld in payment on the exercise of an Option shall be valued at their Fair Market Value on the date of exercise, as determined by the Administrator.

6.06. Nontransferability. Incentive Options shall not be transferable (including by sale, assignment, pledge or hypothecation) except by will or the laws of intestate succession or, in the Administrator’s discretion, as may otherwise be permitted in accordance with Section 422 of the Code and related regulations. Nonqualified Options shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, except as may be permitted by the Administrator in its sole discretion (and in a manner consistent with the registration provisions of the Securities Act). Except as may be permitted by the preceding sentence with respect to the transfer of Nonqualified Options, (i) during the lifetime of a Participant to whom an Option is granted, the Option may be exercised only by the Participant; and (ii) no right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation or liability of such Participant. The designation of a beneficiary in accordance with Section 16.09 shall not constitute a transfer.

6.07. Disqualifying Dispositions. If shares of Common Stock acquired upon exercise of an Incentive Option are disposed of within two years following the date of grant or one year following the transfer of such shares to a Participant upon exercise, the Participant shall, promptly following such disposition, notify BB&T in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Administrator may reasonably require.

ARTICLE VII

STOCK APPRECIATION RIGHTS

7.01. Grant of SARs. Subject to the terms of the Plan, the Administrator may in its discretion grant SARs to such eligible individuals, in such numbers, upon such terms and at such times as the Administrator shall determine. SARs may be granted to the holder of an Option (hereinafter called a “related Option”) with respect to all or a portion of the shares of Common Stock subject to the related Option (a “Related SAR”) or may be granted separately to an eligible individual (a “Freestanding SAR”). The base price per share of an SAR shall be no less than 100% of the Fair Market Value per share of the Common Stock on the date the SAR is granted.

7.02. Related SARs. A Related SAR may be granted either concurrently with the grant of the related Option or (if the related Option is a Nonqualified Option) at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option. The base price of a Related SAR shall be equal to the Option Price of the related Option. Related SARs shall be exercisable only at the time and to the extent that the related Option is exercisable (and may be subject to such additional limitations on exercisability as the Administrator may provide in the agreement), and in no event after the complete termination or full exercise of the related Option. Notwithstanding the foregoing, a Related SAR that is related to an Incentive Option may be exercised only to the extent that the related Option is exercisable and only when the Fair Market Value exceeds the Option Price of the related Option. Upon the exercise of a Related SAR granted in connection with a related Option, the Option shall be canceled to the extent of the number of shares as to which the SAR is exercised, and upon the exercise of a related Option, the Related SAR shall be canceled to the extent of the number of shares as to which the related Option is exercised or surrendered.

7.03. Freestanding SARs. An SAR may be granted without relationship to an option (as defined above, a “Freestanding SAR”) and, in such case, will be exercisable upon such terms and subject to such conditions as may be determined by the Administrator, subject to the terms of the Plan.

7.04. Exercise of SARs.

          (a) Subject to the terms of the Plan, SARs shall be exercisable in whole or in part upon such terms and conditions as may be established by the Administrator and stated in the applicable Agreement. The period during which an SAR may be exercisable shall not exceed 10 years from the date of grant or, in the case of Related SARs, such shorter Option Period as may apply to the related Option. Any SAR or portion thereof not exercised before expiration of the period established by the Administrator shall terminate.

          (b) SARs may be exercised by giving written notice to BB&T in form acceptable to the Administrator at such place and subject to such terms and conditions as may be established by the Administrator or its designee. Unless the Administrator determines otherwise, the date of exercise of an SAR shall mean the date on which BB&T shall have received proper notice from the Participant of the exercise of such SAR.

7.05. Payment Upon Exercise. Subject to the limitations of the Plan, upon the exercise of an SAR, a Participant shall be entitled to receive payment from BB&T in an amount determined by multiplying (i) the difference between the Fair Market Value of a share of Common Stock on the date of exercise of the SAR over the base price of the SAR by (ii) the number of shares of Common Stock with respect to which the SAR is being exercised. Notwithstanding the foregoing, the Administrator in its discretion may limit in any manner the amount payable with respect to an SAR. Such consideration shall be paid in cash, shares of Common Stock (valued at Fair Market Value on the date of exercise of the SAR) or a combination of cash and shares of Common Stock, as determined by the Administrator. BB&T’s obligation arising upon the exercise of the SAR may be paid currently or on a deferred basis with such interest or earnings equivalent, if any, as the Administrator may determine. No fractional shares of Common Stock will be issuable upon exercise of the SAR and, unless otherwise provided in the applicable Agreement, the Participant will receive cash in lieu of fractional shares.

7.06. Nontransferability. Unless the Administrator determines otherwise, (i) SARs shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, and (ii) SARs may be exercised during the Participant’s lifetime only by him or by his guardian or legal representative. The designation of a beneficiary in accordance with Section 16.09 does not constitute a transfer.

ARTICLE VIII

RESTRICTED AWARDS

8.01. Grant of Restricted Awards. Subject to the terms of the Plan, the Administrator may in its discretion grant Restricted Awards to such eligible individuals in such numbers, upon such terms and conditions and at such times as the Administrator shall determine. Such Restricted Awards may be in the form of Restricted Stock Awards and/or Restricted Stock Units that are subject to certain conditions, which conditions must be met in order for the Restricted Award to vest and be earned (in whole or in part) and no longer subject to forfeiture. Restricted Stock Awards shall be payable in shares of Common Stock. Restricted Stock Units shall be payable in cash or whole shares of Common Stock, or partly in cash and partly in whole shares of Common Stock, in accordance with the terms of the Plan and in the discretion of the Administrator. The Administrator shall determine the nature, length and starting date of the period, if any, during which a Restricted Award may be earned (the “Restriction Period”), and shall determine the conditions which must be met in order for a Restricted Award to be granted or to vest or be earned (in whole or in part), which conditions may include, but are not limited to, payment of a stipulated purchase price for the Restricted Award, attainment of performance objectives, continued service or employment for a certain period of time (or a combination of attainment of performance objectives and continued service), Retirement, Displacement, Disability, death, or any combination of such conditions. Notwithstanding the foregoing, Restricted Awards that vest based solely on continued service or the passage of time shall be subject to a minimum Restriction Period of one year (except in the case of Restricted Awards assumed or substituted in connection with mergers, acquisitions or other business transactions or Restricted Awards granted in connection with the recruitment of a Participant). In the case of Restricted Awards based upon performance criteria, or a combination of performance criteria and continued service, the Administrator shall determine the Performance Measures applicable to such Restricted Awards (subject to Section 1.24 herein).

8.02. Vesting of Restricted Awards. Subject to the terms of the Plan, the Administrator shall have sole authority to determine whether and to what degree Restricted Awards have vested and been earned and are payable and to establish and interpret the terms and conditions of Restricted Awards.

8.03. Forfeiture of Restricted Awards. Unless the Administrator determines otherwise, if the employment or service of a Participant shall terminate for any reason and all or any part of a Restricted Award has not vested or been earned pursuant to the terms of the Plan and the individual Agreement, such Award, to the extent not then vested or earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.

8.04. Shareholder Rights; Share Certificates. The Administrator shall have sole discretion to determine whether a Participant shall have dividend rights, voting rights or other rights as a shareholder with respect to shares subject to a Restricted Award which has not vested, been earned or been forfeited. The Administrator shall have the right to retain custody of certificates evidencing the shares subject to a Restricted Award and to require the Participant to deliver to BB&T a stock power, endorsed in blank, with respect to such Award, until such time as the Restricted Award vests or is forfeited.

8.05. Nontransferability. Unless the Administrator determines otherwise, (i) Restricted Awards shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, and (ii) shares of Common Stock subject to a Restricted Award may not be sold, transferred, assigned, pledged or otherwise encumbered until all restrictions related to the Award have lapsed and all conditions to vesting have been met. The designation of a beneficiary in accordance with Section 16.09 does not constitute a transfer.

ARTICLE IX

PERFORMANCE AWARDS

9.01. Grant of Performance Awards. Subject to the terms of the Plan, the Administrator may in its discretion grant Performance Awards to such eligible individuals in such amounts, upon such terms and conditions and at such times as the Administrator shall determine. Performance Awards may be in the form of Performance Shares and/or Performance Units. An Award of a Performance Share is a grant of a right to receive shares of Common Stock, the cash value thereof or a combination thereof (in the Administrator’s discretion), which is contingent upon the achievement of performance or other objectives during a specified period and which has a value on the date of grant equal to the Fair Market Value of a share of Common Stock. An Award of a Performance Unit is a grant of a right to receive shares of Common Stock or a designated dollar value amount of Common Stock which is contingent upon the achievement of performance or other objectives during a specified period, and which has an initial value determined in a dollar amount established by the Administrator at the time of grant. Subject to Section 5.01, above, the Administrator shall have complete discretion in determining the number of Performance Units and/or Performance Shares granted to any Participant. The Administrator shall determine the nature, length and starting date of the period during which a Performance Award may be earned (the “Performance Period”), and shall determine the conditions which must be met in order for a Performance Award to be granted or to vest or be earned (in whole or in part), which conditions may include but are not limited to specified performance objectives, continued service or employment for a certain period of time, or a combination of such conditions. Subject to Section 1.24 herein, the Administrator shall determine the Performance Measures to be used in valuing Performance Awards.

9.02. Earning of Performance Awards. Subject to the terms of the Plan, the Administrator shall have sole authority to determine whether and to what degree Performance Awards have been earned and are payable and to interpret the terms and conditions of Performance Awards.

9.03. Form of Payment. Payment of the amount to which a Participant shall be entitled upon earning a Performance Award shall be made in cash, shares of Common Stock, or a combination of cash and shares of Common Stock, as determined by the Administrator in its sole discretion. Payment may be made in a lump sum or in installments upon such terms as may be established by the Administrator.

9.04. Forfeiture of Performance Awards. Unless the Administrator determines otherwise, if the employment or service of a Participant shall terminate for any reason and the Participant has not earned all or part of a Performance Award pursuant to the terms of the Plan and individual Agreement, such Award, to the extent not then earned, shall be forfeited immediately upon such termination of employment or service and the Participant shall have no further rights with respect thereto.

9.05. Nontransferability. Unless the Administrator determines otherwise, (i) Performance Awards which have not been earned shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, and (ii) shares of Common Stock subject to a Performance Award may not be sold, transferred, assigned, pledged or otherwise encumbered until the Performance Period has expired and all conditions to earning the Award have been met. The designation of a beneficiary in accordance with Section 16.09 does not constitute a transfer.

ARTICLE X

PHANTOM STOCK AWARDS

10.01. Grant of Phantom Stock Awards. Subject to the terms of the Plan, the Administrator may in its discretion grant Phantom Stock Awards to such eligible individuals, in such numbers, upon such terms and at such times as the Administrator shall determine. A Phantom Stock Award is an Award to a Participant of a number of hypothetical share units with respect to shares of Common Stock, with a value based on the Fair Market Value of a share of Common Stock.

10.02. Vesting of Phantom Stock Awards. Subject to the terms of the Plan, the Administrator shall have sole authority to determine whether and to what degree Phantom Stock Awards have vested and are payable and to interpret the terms and conditions of Phantom Stock Awards.

10.03. Payment of Phantom Stock Awards. Upon vesting of all or a part of a Phantom Stock Award and satisfaction of such other terms and conditions as may be established by the Administrator, the Participant shall be entitled to a payment of an amount equal to the Fair Market Value of one share of Common Stock with respect to each such Phantom Stock unit which has vested. Payment may be made, in the discretion of the Administrator, in cash or in shares of Common Stock valued at their Fair Market Value on the applicable vesting date or dates (or other date or dates determined by the Administrator), or in a combination thereof. The Administrator may, however, establish a limitation on the amount payable in respect of each share of Phantom Stock. Payment may be made in a lump sum or in installments upon such terms as may be established by the Administrator.

10.04. Nontransferability. Unless the Administrator determines otherwise, (i) Phantom Stock Awards shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, (ii) Phantom Stock Awards may be exercised during the Participant’s lifetime only by him or by his guardian or legal representative, and (iii) shares of Common Stock (if any) subject to a Phantom Stock Award may not be sold, transferred, assigned, pledged or otherwise encumbered until the Phantom Stock Award has vested and all other conditions established by the Administrator have been met. The designation of a beneficiary in accordance with Section 16.09 does not constitute a transfer.

ARTICLE XI

DIVIDENDS AND DIVIDEND EQUIVALENTS

          The Administrator may, in its sole discretion, provide that the Awards granted under the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a Participant’s account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Administrator may establish, including reinvestment in additional shares of Common Stock or share equivalents.

ARTICLE XII

EFFECT OF TERMINATION

          The Administrator shall determine the extent, if any, to which a Participant shall have any rights with respect to an Award (including but not limited to the right to exercise all or part of an Option or SAR or for all or part of a Restricted Award, Performance Award or Phantom Stock Award to vest or be earned) following termination of the Participant’s employment or service with BB&T or an Affiliate. Such provisions will be determined in the sole discretion of the Administrator, shall be included in the Agreement relating to such Award, need not be uniform among all Awards issued under the Plan and may reflect distinctions based on the reasons for termination of employment or service. The Administrator also may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

ARTICLE XIII

COMPLIANCE WITH LAWS; RESTRICTIONS ON AWARDS AND SHARES

          BB&T may impose such restrictions on Awards and shares or any other benefits underlying Awards hereunder as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any stock exchange or similar organization and any blue sky, state or foreign securities laws applicable to such securities. Notwithstanding any other Plan provision to the contrary, BB&T shall not be obligated to issue, deliver or transfer shares of Common Stock under the Plan, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution or action is in compliance with all applicable laws, rules and regulations (including but not limited to the requirements of the Securities Act). BB&T may cause a restrictive legend to be placed on any certificate for shares issued pursuant to an Award hereunder in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

ARTICLE XIV

AMENDMENT AND TERMINATION OF THE PLAN

14.01. General.

          (a) The Plan may be amended, altered or terminated at any time by the Board; provided, that (i) approval of an amendment to the Plan by the shareholders of BB&T shall be required to the extent, if any, that shareholder approval of such amendment is required by applicable law, rule or regulation; and (ii) except for adjustments made pursuant to Section 5.03, the Option Price for any outstanding Option or base price of any outstanding SAR granted under the Plan may not be decreased after the date of grant, nor may any outstanding Option or SAR granted under the Plan be surrendered to BB&T as consideration for the grant of a new Option or SAR with a lower Option Price or base price than the original Option or SAR, as the case may be, without shareholder approval of any such action.

          (b) The Administrator may amend, alter or terminate any Award granted under the Plan, prospectively or retroactively, but such amendment, alteration or termination of an Award shall not, without the consent of the recipient of an outstanding Award, materially adversely affect the rights of the recipient with respect to the Award.

14.02. Adjustment of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Administrator shall have authority to make adjustments to the terms and conditions of Awards in recognition of unusual or nonrecurring events affecting BB&T or any Affiliate, or the financial statements of BB&T or any Affiliate, or of changes in applicable laws, regulations or accounting principles, if the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or necessary or appropriate to comply with applicable laws, rules or regulations.

14.03. Cash Settlement. Notwithstanding any provision of the Plan, an Award or an Agreement to the contrary, the Administrator may cause any Award granted under the Plan to be canceled in consideration of an alternative award or cash payment of an equivalent cash value, as determined by the Administrator, made to the holder of such canceled Award.

ARTICLE XV

EFFECTIVE DATE; TERM

          The effective date of the Plan shall be April 27, 2004 (the “Effective Date”). Awards may be granted under the Plan on and after the Effective Date, but no Awards will be granted after April 26, 2014. Awards which are outstanding on April 26, 2014 (or such earlier termination date as may be established by the Board pursuant to Section 14.01 herein) shall continue in accordance with their terms, unless otherwise provided in the Plan or an Agreement.

ARTICLE XVI

GENERAL PROVISIONS

16.01. Shareholder Rights. Except as otherwise determined by the Administrator (and subject to the provisions of Section 8.04 herein regarding Restricted Awards), a Participant and his legal representative, legatees or distributees shall not be deemed to be the holder of any shares subject to an Award and shall not have any rights of a shareholder unless and until certificates for such shares have been issued and delivered to him or them under the Plan. A certificate or certificates for shares of Common Stock acquired upon exercise of an Option or SAR shall be issued in the name of the Participant (or his beneficiary) and distributed to the Participant (or his beneficiary) as soon as practicable following receipt of notice of exercise and, with respect to Options, payment of the purchase price (except as may otherwise be determined by BB&T in the event of payment of the Option Price pursuant to Section 6.05(c) herein). Except as otherwise provided in Section 8.04 herein regarding Restricted Stock Awards, a certificate for any shares of Common Stock issuable pursuant to a Restricted Award, Performance Award or Phantom Stock Award shall be issued in the name of the Participant (or his beneficiary) and distributed to the Participant (or his beneficiary) after the Award (or portion thereof) has vested or been earned.

16.02. Withholding. BB&T shall withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law from any amount payable in cash with respect to an Award. Prior to the delivery or transfer of any certificate for shares or any other benefit conferred under the Plan, BB&T shall require any recipient of an Award to pay to BB&T in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by BB&T to such authority for the account of such recipient. Notwithstanding the foregoing, the Administrator may establish procedures to permit a recipient to satisfy such obligation in whole or in part, and any local, state, federal, foreign or other income tax obligations relating to such an Award, by electing (the “election”) to have BB&T withhold shares of Common Stock from the shares to which the recipient is entitled. The number of shares to be withheld shall have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to (but not exceeding) the amount of such obligations being satisfied. Each election must be made in writing to the Administrator in accordance with election procedures established by the Administrator.

16.03. Section 16(b) Compliance. To the extent that any Participants in the Plan are subject to Section 16(b) of the Exchange Act, it is the general intention of BB&T that transactions under the Plan shall comply with Rule 16b-3 under the Exchange Act and that the Plan shall be construed in favor of such Plan transactions meeting the requirements of Rule 16b-3 or any successor rules thereto. Notwithstanding anything in the Plan to the contrary, the Administrator, in its sole and absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants.

16.04. Code Section 162(m) Performance-Based Compensation. To the extent to which Section 162(m) of the Code is applicable, BB&T intends that compensation paid under the Plan to Covered Employees will, to the extent practicable, constitute “qualified performance-based compensation” within the meaning of Section 162(m) and related regulations, unless otherwise determined by the Administrator. Accordingly, Awards granted to Covered Employees which are intended to qualify for the performance-based exception under Code Section 162(m) and related regulations shall be deemed to include any such additional terms, conditions, limitations and provisions as are necessary to comply with the performance-based compensation exemption of Section 162(m), unless the Administrator, in its discretion, determines otherwise.

16.05. No Right or Obligation of Continued Employment or Service. Neither the Plan, the grant of an Award nor any other action related to the Plan shall confer upon any individual any right to continue in the service of BB&T or an Affiliate as an Employee, Director or Independent Contractor or affect in any way with the right of BB&T or an Affiliate to terminate an individual’s employment or service at any time.

16.06. Unfunded Plan; No Effect on Other Plans.

          (a) The Plan shall be unfunded, and BB&T shall not be required to create a trust or segregate any assets that may at any time be represented by Awards under the Plan. The Plan shall not establish any fiduciary relationship between BB&T and any Participant or other person. Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of BB&T or any Affiliate, including, without limitation, any specific funds, assets or other property which BB&T or any Affiliate, in their discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Common Stock or other amounts, if any, payable under the Plan, unsecured by any assets of BB&T or any Affiliate. Nothing contained in the Plan shall constitute a guarantee that the assets of such entities shall be sufficient to pay any benefits to any person.

           (b) The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan or as may be determined by the Administrator.

          (c) The adoption of the Plan shall not affect any other stock incentive or other compensation plans in effect for BB&T or any Affiliate, nor shall the Plan preclude BB&T from establishing any other forms of stock incentive or other compensation for employees or service providers of BB&T or any Affiliate.

16.07. Applicable Law. The Plan shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the conflict of laws provisions of any state, and in accordance with applicable United States federal laws.

16.08. Deferrals. The Administrator may permit or require a Participant to defer receipt of the delivery of shares of Common Stock, the payment of cash or the provision of any other benefit that would otherwise be due pursuant to the exercise, vesting or earning of an Award. If any such deferral is required or permitted, the Administrator shall, in its discretion, establish rules and procedures for such deferrals.

16.09. Beneficiary Designation. The Administrator may permit a Participant to designate in writing a person or persons as beneficiary, which beneficiary shall be entitled to receive settlement of Awards (if any) to which the Participant is otherwise entitled in the event of death. In the absence of such designation by a Participant, and in the event of the Participant’s death, the estate of the Participant shall be treated as beneficiary for purposes of the Plan, unless the Administrator determines otherwise. The Administrator shall have sole discretion to approve and interpret the form or forms of such beneficiary designation.

16.10. Gender and Number. Except where otherwise indicated by the context, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

16.11. Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

16.12. Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

16.13. Successors and Assigns. The Plan shall be binding upon BB&T, its successors and assigns, and Participants, their executors, administrators and permitted transferees and beneficiaries.

          IN WITNESS WHEREOF, this BB&T Corporation 2004 Stock Incentive Plan, is, by the authority of the Board of Directors of BB&T, executed on behalf of BB&T, the 27th day of April, 2004.

BB&T CORPORATION

By: /s/ Scott E. Reed
Name: Scott E. Reed
Title: Senior Executive Vice President
and Chief Financial Officer

ATTEST:

/s/ Henry G. Williamson, Jr.
Henry G. Williamson, Jr.
Acting Secretary

[Corporate Seal]